Exhibit 3.38
AMENDED AND RESTATED
BY-LAWS
OF
CHAPARRAL SERVICES, INC.
ARTICLE I
OFFICES
     1.1 Principal Place of Business.—The principal place of business of the corporation shall be the place of business on file with the New Mexico Public Regulation Commission (or its Successor) as amended from time to time.
     1.2 Other Places of Business.—Branch or subordinate places of business or offices may be established at any time by the Board of Directors or officers at any place.
     1.3 The registered agent and registered office shall be designated by the corporation and the required information shall be filed with the New Mexico Public Regulation Commission (or its successor) and amended from time to time as necessary.
ARTICLE II
SHAREHOLDERS
     2.1 Annual Meeting.—The annual meeting of shareholders shall be held each year on the first Wednesday in September of each year or at such other time and place as shall be specified in the notice of meeting, in order to elect directors and transact such other business as shall come before the meeting, including the election of any officers as required by law. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.
     2.2 Special Meetings.—A special meeting of shareholders may be called for

     2.2 Special Meetings.—A special meeting of shareholders may be called for any purpose by the President or the Board of Directors or as permitted by law.
     2.3 Action Without Meeting. —The shareholders may act without a meeting if, prior or subsequent to any such action, each shareholder who would have been entitled to vote upon such action shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.
     2.4 Quorum.—The presence at a meeting in person or by proxy of the holders of the shares entitled to case a majority of all shares issued and outstanding shall constitute a quorum.
     2.5 Record Date.—The record date for all meetings of shareholders shall be as fixed by the Board of Directors or as provided by statute.
ARTICLE III
BOARD OF DIRECTORS
     3.1 Number and Term of Office.— The Board of Directors shall consist of at least one (1) member. Each director shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders or until that director’s successor shall have been elected and qualified.
     3.2 Regular Meetings.—A regular meeting of the Board of Directors shall be held without notice immediately following and at the same place as the annual shareholders’ meeting for the purposes of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.
     3.3 Special Meetings.—A special meeting of the Board may be called at any time by the President or by any director for any purpose. Such notice shall specify the time, place and purposes of the meeting.
     3.4 Action Without Meeting .-The Board may act without a meeting if each member of the Board shall consent in writing thereto. Such consent or consents shall be filed in the minute book.
     3.5 Quorum.—A majority of the entire Board shall constitute a quorum for the transaction of business.
     3.6 Vacancies in Board of Directors.-Vacancies in the Board, whether caused by removal, death, mental or physical incapacitation or any other reason, including vacancies caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.
ARTICLE IV
WAIVERS OF NOTICE
     Any notice required by these By-Laws, the Articles of Incorporation or by statute may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before, at or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting the lack of proper notice, prior to the conclusion of the meeting, shall be deemed conclusively to have waived such notice.
ARTICLE V
OFFICERS
     5.1 Election. —At its regular meeting following the annual meeting of shareholders, the Board shall elect a president, a vice president, a treasurer and a secretary, except such officers as shall be elected by the shareholders. It may elect such other officers, including one or more vice presidents, as it shall deem necessary. One person may hold two or more offices.
     5.2 Duties and Authority of President.-The president shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the president. The president may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He shall have the general powers and duties of management usually vested in the office of president of a corporation.
     5.3 Duties and Authority of Vice President.-The vice president shall perform such duties and have such authority as from time to time may be delegated to him by the president or by the Board. In the event of the absence, death, inability or refusal to act by the president, the vice president shall perform the duties and be vested with the authority of the president.
     5.4 Duties and Authority of Treasurer.—The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the president or the Board.

     5.5 Duties and Authority of Secretary.—The secretary shall cause notices of all meetings to be served as prescribed in these By-Laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The secretary shall perform such other duties and possess such other powers as are incident to that office or as assigned by the president or the Board.
     5.6 Removal of Officers.—The Board may remove any officer or agent of the Corporation if such action, in the judgment of the Board, is in the best interest of the Corporation. Appointment or election to a corporate office shall not, of itself, establish or create contract rights.
     5.7 Vacancies in Office.-The Board, in its absolute discretion, may fill all vacancies in offices, regardless of the cause of such vacancies, for the remainder of the terms of the offices.
ARTICLE VI
CERTIFICATES REPRESENTING SHARES AND TRANSFER OF SHARES
     6.1 Certificates for Shares.—Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the president and by the secretary or by such other officers authorized by law and by the Board of Directors so to do. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of `issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefore upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.
     6.2 Transfer of Shares.—Transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority by power of attorney duly executed and filed with the secretary of this Corporation, and on surrender for cancellation of the certificates of such share. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.
ARTICLE VII
FISCAL YEAR
The fiscal year of the Corporation shall be designated by the Board of Directors.
ARTICLE VIII
AMENDMENTS TO AND EFFECT OF BY-LAWS
     8.1 Force and Effect of By-Laws .-These By-Laws are subject to the provisions of the law of the State of New Mexico and the Corporation’s Articles of Incorporation, at it may be amended from time to time. If any provision in these By-Laws is inconsistent with a provision in the State statutes or the Articles of Incorporation, the provision of the State statutes or the Articles of Incorporation shall govern.
     8.2 Amendments to By-Laws.—These By-Laws may be altered, amended or repealed by the shareholders or the Board. Any By-Law adopted, amended or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such By-Law expressly reserves to the shareholders the right to amend or repeal it.
     ADOPTED this 31st day of March, 2006.

/s/ PAUL PRATHER
PAUL PRATHER, President

Attest:
/s/ Kyle Shepard
Kyle Shepard, Secretary